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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 14, 2014, with respect to the combined and consolidated financial statements of Ares Holdings, Inc. and Ares Investments LLC and to the use of our report dated April 16, 2014 with respect to the financial statements of Ares Management, L.P., in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-194919) and related Prospectus of Ares Management, L.P. for the registration of common units, representing limited partner interests.

/s/ Ernst & Young LLP

Los Angeles, CA
April 21, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm